Promissory Note

US$700,000.00                                          Salt Lake City, Utah
September 30, 1996                             Non-Negotiable, Non-Transferrable

     FOR VALUE RECEIVED, Fischer-Watt Gold Company, Inc., a Nevada corporation with offices at 1410 Cherrywood Drive, Coeur d'Alene, Idaho 83814 ("FWG") hereby promised to pay to Kennecott Exploration Company, Inc. ("KEC"), at its office located at 225 North 2200 West, Salt Late City, Utah 84116, the principal sum of US$700,000.00, with interest thereon at an annual interest rate equal to the prime or base rate as announced from time to time by The Chase Manhattan Bank (National Association) at its principal New York, New York office (the "Prime" rate), or at the highest legal rate, if less. Such payment of principal and interest shall be calculated on the basis of a month of 30 days and a year of 360 days.

     FWG may repay this Note in whole but not in part upon at least ten (10) days prior notice to KEC.

     Each of the following shall be a default under this Promissory Note:

     (i) The failure of FWG to pay principal and interest when due; or

     (ii) If FWG shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or if any proceeding is instituted by or against FWG seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors (but in case of any involuntary proceeding, the same is not dismissed within 60 days), or seeking the entry of an order for relief or the appointment of a receiver, trustee, or similar official for it or for any substantial part of its property; or if FWG takes corporate action to authorize any of the actions set forth above in this subparagraph; or if any analogous event or proceeding occurs or is instituted in any jurisdiction with respect to FWG.

     In the event of any default under this Promissory Note then the principal and interest remaining unpaid as of such date shall be immediately and automatically due and payable in full and such sums shall bear default interest from the date of default at an annual rate equal to the Prime rate plus two percent (2%), or at the highest legal rate, if less. Failure of KEC to exercise any right or remedy with respect to any default shall not be deemed to be a waiver of that or any subsequent default. Upon default, the undersigned shall pay all costs of collection and reasonable attorneys' fees paid or incurred in enforcing this Promissory Note.

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        The undersigned hereby waives presentment for payment,  protest,  notice of non payment and protest, and agrees to any extension of time of payment and partial payment before, at or after maturity,

     At the option of FWG and upon 10 days' prior notice to KEC, and provided to default has occurred and is then continuing, the payment of principal, but not interest, to be paid under this Promissory Note shall be payable by the delivery of one million shares of fully paid and nonassessable common stock of FWG. Provided, however, that FWG shall not have the right to exercise the foregoing option if the issuance of such shares, plus all outstanding shares of common stock by FWG then held by KEC and its affiliates, would result in the number of shares held by KEC and its affiliates equaling or exceeding 10% of the total outstanding shares of common stock of FWG. KEC shall have such registration rights with respect to such shares as provided in the Mining Property Purchase Agreement between the parties, dated September 30, 1996,

     THIS PROMISSORY NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF UTAH, EXCLUDING ANY CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

     IN WITNESS WHEREOF, the undersigned has executed this Promissory Note this 30 day of September, 1996,

                                          Fischer-Watt Gold Company, Inc.
                                          By: George Beattie
                                             ------------------------------
                                          Title: President